Exhibit 10.9.12

ELEVENTH AMENDMENT TO THE CAPACITY PURCHASE

AGREEMENT

This Eleventh Amendment (this “Amendment”) is entered into this XX day of XXX, 2018 by and among United Airlines, Inc., a Delaware corporation (“United”), Mesa Airlines, Inc., a Nevada corporation (“Contractor”) and Mesa Air Group, Inc., a Nevada Corporation (“Parent”) and is effective as of XXX,XX, 2018.

WHEREAS, United, Contractor and Parent are parties to that certain Capacity Purchase Agreement, dated as of August 29, 2013 (as previously amended by the parties thereto, the “Agreement”) (Capitalized terms not otherwise defined herein will have the same meanings as those contained in the Agreement.);

WHEREAS, the parties desire to amend certain provisions of the Agreement relating to the Career Path Program for Pilots and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1.  Exhibit M is deleted in its entirety and replaced with the attached new Exhibit M.

Except as otherwise specified herein, capitalized terms shall have the meanings ascribed to such terms in the Agreement. This Amendment may be executed in counterparts. Except as expressly amended in this Amendment, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate (each of which duplicates are deemed to be an original) by their duly authorized representatives as of the date first set forth above.

UNITED AIRLINES, INC.

By:

Name: Brad Rich

Title: Senior Vice President United Express

MESA AIR GROUP, INC.

By:

Name:

Title:

MESA AIRLINES, INC.

By:

Name:

Title:

EXHIBIT M

Career Path Program for Pilots

United and Contractor each agree to the following:

1.

United and Contractor agree that it is mutually advantageous to establish a program for the recruitment and mentoring of qualified pilot candidates aimed at creating a pipeline of well-trained industry professionals to serve a continuing need for pilots at Contractor and United.

2.

Contractor agrees to establish the United Career Path Program (also referred to herein below as, the “Program”) at its own expense for pilots who have an interest in potentially pursuing a career with United following employment with Contractor. Contractor will place pilots into its Program who have successfully demonstrated or achieved eligibility criteria approved by United (each, a “Program Participant”), as follows:

a.	Pilot is employed by Contractor;

b.	High school diploma or GED equivalent;

c.

A pilot will be ineligible for hire at United until he/she has obtained a Bachelor’s degree from an accredited institution, or otherwise has credentials established by United in its sole discretion and applicable to United new hires;

d.	A training performance record acceptable to United in its sole discretion, as further described in the policy and procedures manual referenced in Section 7 hereof;

e.	A dependability record acceptable to United in its sole discretion, as further described in the policy and procedures manual referenced in Section 7 hereof;

f.	A disciplinary record acceptable to United in its sole discretion, as further described in the policy and procedures manual referenced in Section 7 hereof;

g.	Completion of at least twelve months active service as a pilot with Contractor flying in exclusive service for United;

h.	Hogan Personality Inventory (HPI) score acceptable to United in its sole discretion, as further described in the policy and procedures manual referenced in Section 7 hereof;

i.

Contractor shall ensure that all Program applicants have signed a release as described in the policy and procedures manual referenced in Section 7 hereof prior to acceptance into the Program permitting United access to all information requested by United (including work records) on file with Contractor that are relevant to criteria set forth in this paragraph;

j.	A successful structured interview (as determined by United in its sole discretion) conducted by a representative of United Airlines or its designee; and

k.	Pilot is appropriately certified and trained to operate the Contractor’s aircraft;

For a new pilot at Contractor who may elect to participate in the Program, the structured interview and the HPI will be conducted as part of Contractor’s recruiting process. For existing pilot employees of Contractor who seek to participate in the Program, the structured interview and HPI will be conducted at such time as such employees meet the other requirements set forth above. For the period beginning as of the Effective Date of this Agreement to and including the term of Contractor’s Capacity Purchase Agreement (CPA) with United, Program Participants shall only fly aircraft in United Express service.

3.

Participants will participate in any professional development activities mutually agreed between United and Contractor, At United’s option, Program Participants may also interact with a United mentor pilot.

4.

When United is actively hiring new pilots, and subject to the limitations set forth in this Section 4 and in Section 6 below, United will make an offer of employment with United to a Program Participant conditioned upon such Program Participant successfully meeting the following criteria:

a.

Minimum flight hours in service to Contractor	Minimum flight training completed by Contractor
[***] hours Pilot-in-Command or [***] hours total time	One initial qualification evaluation and one continuing qualification evaluation

b.	Continued compliance with the requirements included in the Program eligibility criteria described in Section 2a, 2c, 2d and 2e above;

c.	Completion of required professional development activities identified in Section 3 above (if any);

d.	Meets United new hire pilot minimum qualifications, and

e.

Satisfactory completion of other customary United pre-employment screening requirements, including, but not limited to, background investigation and drug screening test, but not to include another structured interview with United.

5.

Contractor shall provide United any information requested by United, including work records, associated with the service or work history of any Program applicant or Program Participant and Contractor will certify in writing that such information is accurate and complete.

6.

Notwithstanding anything to the contrary in this agreement, pilot participation in the Program and the hiring of any Program Participants by United pursuant to the Program described herein, shall be subject to all of the following additional limitations:

a.

The number of pilots placed into the Program is at Contractor’s discretion; provided that for the period beginning as of the Effective Date of this Agreement to and including the term of Contractor’s CPA with United, unless otherwise approved by United, all of Contractor’s pilots meeting the qualifications set forth herein shall be offered the option to be placed into the Program.

b.

It is expressly agreed and acknowledged that any hiring of Program Participants by United pursuant to the Program described herein is subject to the availability of slots in United’s scheduled basic indoctrination classes for pilots that are allocated to Contractor’s Program. The number of United pilot positions offered by United in any calendar year shall be determined by United but shall not be less than the Minimum Number of Positions for such year as set forth in the following subparagraph; provided that, notwithstanding anything herein to the contrary, during any period that any Labor Strike, labor slowdown or other similar action involving Contractor’s pilots is occurring, then United shall not be required to make any offers of employment to any Program Participants.

c.	The number of United pilot positions offered by United in any calendar year shall not be less than the following:

(i)	[***],

(ii)

[***] of the number of United positions available for such year in [***] and each year thereafter in the Term (each such number of United pilot positions represented by the foregoing clauses (i) and (ii), a “Minimum Number of Positions”);

provided that if the number of candidates meeting all of the criteria in Section 4 above in a particular calendar year is less than the Minimum Number of Positions as set forth in the foregoing clause (i) or (ii), as applicable, then the Minimum Number of Positions for such year shall be reduced on a one-for-one basis to the extent of such shortfall.

d.

No more than [***] of Contractor’s pilots will be eligible to be offered employment at United pursuant to the terms of the Program in any calendar year unless Contactor and United consent in writing to a greater percentage of pilots becoming eligible for employment at United during such year. United’s hiring of any pilot of Contractor that applies for employment with United separately and independent of such pilot’s participation in the Program shall not count toward the satisfaction of, nor be subject to, the cap in the immediate preceding sentence.

e.

United and Contractor agree that it is in both their respective interests that the hiring of Contractor’s pilots by United under this program not adversely affect Contractor’s operational needs and requirements. Thus, notwithstanding anything in subparagraphs (c) and (d) above, if after review of Contractor’s operational performance with Contractor, United in its sole judgment may reduce the number of United pilot positions it offers to Contractor’s pilots in a particular calendar year, and/or delay the offer(s) of employment United would otherwise make to Contractor’s pilots.

f.	Any Program Participant may irrevocably elect to withdraw from the Program at any time.

7.

United and Contractor will work together cooperatively in the development of a policy and procedure manual detailing how the Program will be implemented in their respective operations in a manner that reflects the objectives outlined in this agreement,

8.

United reserves the right at any time to (a) modify any of United’s requirements for the Program, and/or (b) discontinue the Program, in each case upon thirty (30) days prior written notice to Contractor; provided further, that, if United requires Contractor to modify or discontinue the Program during the Term, the Program shall continue only for any then-enrolled Program Participants who have met the requirements set forth in Section 4 hereof; provided further, that, if during the Term, there occurs any Labor Strike, labor slowdown or other similar action involving Contractor’s pilots, then United may at any time thereafter elect to require Contractor to discontinue the Program or to modify United’s requirements for the Program, in each ease effective immediately upon written notice to Contractor and in such event, United shall have no further obligations under the Program and this agreement.

9.

Nothing in this agreement or the development or implementation of the Program shall operate or be construed to create a joint employment relationship or excuse any of Contractor’s obligations to its employees. Contractor shall remain solely responsible for the hiring, training, advancement, direction and control of its employees and solely liable for all compensation, benefits or other payments due such employees. Employees of Contractor who participate in the Program remain employees of Contractor for all purposes and under no circumstances will be deemed to be employees of United. Notwithstanding the fact that Contractor has agreed to follow certain requirements of United in the development and implementation of the Program, United will have no supervisory power or control over any employees of Contractor in connection with their participation in the Program or otherwise, nor will United have any responsibility or decision making authority with respect to Contractor’s pilot hiring or training.

10.

Notwithstanding anything in this agreement to the contrary, this agreement is made by and solely for the benefit of United and Contractor only. Accordingly, the parties do not intend to create any third-party beneficiaries hereby, and none of the rights hereunder may be assigned in whole or in part, and no person other than the Contractor under the Agreement shall have any right to enforce United’s obligations under the Program.

11.

Contractor shall defend, indemnify and hold harmless United, its directors, officers and employees from and against any and all (i) claims arising from or relating to Contractor’s adoption or use of United’s hiring procedures, instructions or standards in the hiring or provision of Contractor’s crews necessary to operate the Scheduled Flights, (ii) claims alleging that United is the employer of any employees, agents or independent contractors engaged by Contractor in connection with the Regional Airline Services or any other claims of joint employer, (iii) claims arising from or relating to Contractor’s employment of any Program Participant or the participation of any such individuals in the Program, and/or (iv) claims or charges of adverse employment brought by any employee of Contractor or Program Participant in the Program.

12.	For so long as the Program is continuing, Contractor will not

(i)

implement or sponsor its pilots’ participation in any career path or development programs for any carrier with whom Contractor does not have a Major Regional Flying Agreement as of the date the other carrier’s program commences, or

(ii)	place Program Participants in the Program into any career path or development programs of any other carrier unless such Program Participants irrevocably withdraw from the Program.

For purposes of this paragraph, but without limiting any rights in favor of United under agreements related to Contractor’s flying for United, a “Major Regional Flying Agreement” shall be defined as an agreement between Contractor and another carrier under which Contractor agrees to operate on behalf of such carrier on average no less than [***] aircraft per day in commercial scheduled passenger or cargo service.

Notwithstanding the foregoing, but without limiting any rights in favor of United under agreements related to Contractor’s flying for United, nothing contained herein shall limit Contractor’s ability to place pilots employed by Contractor that do not participate in the Program into similar programs offered by carriers that do not have a major regional flying agreement with Contractor (“Other Programs”) as long as the total number of pilots participating in the Other Programs, when aggregated, do not exceed [***] annually of Contractor’s pilots.

13.	The Program shall continue in effect until the expiration or termination of the Agreement and in such event, United shall have no further obligations under the Program and this agreement.